Exhibit 10.1

(Section III (a)(i) below was corrected to include SJWTX, Inc.)

SJW CORP.

AMENDED AND RESTATED

DEFERRED RESTRICTED STOCK PROGRAM

(As Amended and Restated on December 6, 2007)

I.             PURPOSE.

A.            The objective of the Deferred Restricted Stock Program (the “Program”) is to promote the long-term success of  SJW Corp. (the “Corporation”) and its subsidiaries by linking incentive opportunities for non-employee members of the Board of Directors of the Corporation (the “Board”) to the performance of the Corporation and its subsidiaries.

B.            The Program functions as a special formula-grant subprogram under the Corporation’s Long-Term Incentive Plan (the “Plan”) which is to provide equity compensation to the non-employee Board members for their services as members of the Board and as members of the boards of directors of certain of the Corporation’s subsidiaries.  The Program shall be subject to the express terms and provisions of the Plan, as amended from time to time.

C.            The provisions of this December 6, 2007 restatement shall be effective as of January 1, 2008 and shall at that time supersede the provisions of the June 1, 2006 restatement.  Effective January 1, 2008, no new awards of deferred restricted stock shall be made under the Program with respect to Board service after December 31, 2007.

II.            ELIGIBILITY.

Prior to January 1, 2008, the following individuals were eligible to participate in the Program over their period of continued service as Board members (the “Participants”):

(i)            any individual who was first elected or appointed to the Board as a non-employee Board member on or after the date of the 2003 annual meeting of the Corporation’s shareholders (“New Director”), and

(ii)           any non-employee Board member who was first elected or appointed to the Board as a non-employee Board member prior to such date and elected, by written notice to the Corporation no later than August 31, 2003, to convert from the Director’s Pension Plan to the Program (an “Existing Director”).

III.          AWARDS OF DEFERRED RESTRICTED STOCK.

A.            Prior to January 1, 2008, annual grants of deferred restricted stock (“Deferred Restricted Stock”) were made under the Program in accordance with the following provisions:

(i)            Annual Awards to New Directors.  Each New Director received his or her initial annual award of Deferred Restricted Stock on the first business day of January next following his or her completion of at least six (6) months of service as a Board member measured from the date of his or her initial election or appointment to the Board and was eligible to receive subsequent annual awards  of Deferred Restricted Stock on the first business day of January in each of the next (9) succeeding calendar years, provided he or she remained a non-employee member of the Board through such date.(1)  The number of shares of Common Stock underlying each annual Deferred Restricted Stock award was equal to that number of shares (rounded to the nearest whole share) determined by dividing (a) the Aggregate Annual Retainer Fee for the calendar year in which the award was made by (b) the Fair Market Value per share of the Corporation’s Common Stock on the date of the award.  For purposes of such calculation and the calculation under III.A(ii) below, the Aggregate Annual Retainer Fee was the sum of the annual retainer fees, at the levels in effect as of the date of the award, for service on the Board and for service on the board of directors of each of the following subsidiaries of the Corporation:  San Jose Water Company, SJWTX, Inc. and SJW Land Company.

(ii)           Annual Awards to Existing Directors.  Each Existing Director received his or her annual award of Deferred Restricted Stock on the first business day of January each calendar year during his or her period of continued service as a non-employee Board member,(2) with the number of shares of Common Stock underlying each such award to be determined in the same manner as under Section A(i) of this Article III;(3) provided, however, that the total number of such annual awards which an Existing Director was entitled to receive pursuant to this Section III.A(ii) was limited to ten (10) less the number of full years of service credit that such Existing Director had under the Director Pension Plan immediately prior to the 2003 Annual Meeting.

(iii)          Conversion Grant to Existing Directors.  For an Existing Director who elected to participate in the Program, the benefits that such Existing Director had accrued under the Director’s Pension Plan (based on full years of service) were converted into an additional grant of Deferred Restricted Stock on September 1, 2003.  The number of shares subject to such grant was determined

(1) Prior to June 1, 2006, the annual awards of Deferred Restricted Stock were made on the third business day following the date of each Annual Shareholders Meeting.

(2) Prior to June 1, 2006, the annual awards of Deferred Restricted Stock were made on the third business day following the date of each Annual Shareholders Meeting.

(3) The initial awards under the Program were made at the 2004 Annual Meeting. However, if the Existing Director had a partial year of credit under the Director Pension Plan that equaled or exceeded 6 months of service credit, then the initial annual award to that Participant was made under the Program on September 1, 2003.

first by multiplying (a) $27,000 (the Annual Retainer Fee as of the date of the 2003 Annual Stockholders Meeting) by (b) the whole number of years of service credit under the Director’s Pension Plan as of the date of the 2003 Annual Meeting and then by dividing the dollar amount so obtained by the Fair Market Value per share of the Corporation’s Common Stock on September 1, 2003.  An Existing Director who elected to participate in the Program shall have no further rights under the Director Pension Plan.  If a portion of the benefit accrued by an Existing Director under the Director Pension Plan as of the 2003 Annual Stockholders Meeting was owed to another person under a domestic relations order, the Existing Director’s conversion election did not apply to such portion, in which case the calculation of the number of shares under the conversion grant was proportionately reduced.

(iv)          Deferred Restricted Stock Account.  A “Deferred Restricted Stock Account” has been established for each New Director and each Existing Director, and all awards of Deferred Restricted Stock made to such director have been credited to such account.  The right of a New or Existing Director to receive shares credited to such account shall be an unfunded and unsecured right of a general creditor.

B.            No New Awards.  Effective January 1, 2008, no new awards of Deferred Restricted Stock shall be made to any New Director or Existing Director with respect to service rendered after December 31, 2007 as a member of the Board or as a member of the board of directors of any of the Corporation’s subsidiaries.

IV.          DIVIDEND RIGHTS.

A.            Effective through December 31, 2017 or such earlier date as the Deferred Restricted Stock may be distributed, each Participant shall have the following dividend equivalent rights with respect to the Deferred Restricted Stock credited to his account under the Program:

(i)            Each time a dividend is paid on the outstanding Common Stock while one or more shares of Deferred Restricted Stock remain credited to the Participant’s Deferred Restricted Stock Account, that Account will be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares at the time credited to such Account and not otherwise distributed prior to the record date for the dividend. As of the first business day in January of each year, the cash dividend equivalents so credited to the Deferred Restricted Stock Account for the immediately preceding calendar year will be converted into additional shares of deferred restricted stock by dividing (a) those cash dividend equivalent amounts by (b) the average of the Fair Market Value per share of Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

(ii)           The Participant’s dividend equivalent rights with respect to the Deferred Restricted Stock credited to his Deferred Restricted Stock Account shall remain in effect only through December 31, 2017 or any earlier date the shares credited to the Participant’s Deferred Restricted Stock Account may be distributed to him pursuant to the special distribution election set forth in Section IV.B below. Accordingly, the Participant’s existing dividend equivalent rights shall in no event continue beyond the conversion of the cash equivalent dividends credited to his Deferred Restricted Stock Account for the 2017 calendar year, which will occur on the first trading day in January 2018.  All amounts attributable to the Participant’s continuing dividend equivalent rights hereunder shall be credited to his Deferred Restricted Stock Account in accordance with the provisions of subparagraph (i) above.

B.            In conjunction with the phase-out of the dividend equivalent rights on the Deferred Restricted Stock Accounts, each Participant shall have until December 31, 2007 in which to make an election to receive a distribution from his Deferred Restricted Stock Account in either (i) a lump sum distribution in any calendar year within the ten (10)-year period from the 2009 calendar year to the 2018 calendar year or (ii) an installment distribution effected over a five (5) or ten (10) year period within that  ten (10)-year period. The amount distributable from such Deferred Restricted Account would be equal to the number of shares of Deferred Restricted Stock credited to that account as of December 31, 2007 plus the number of additional shares of Deferred Restricted Stock subsequently credited to that account by reason of the dividend equivalent rights existing on those deferred shares during the period prior to their distribution. The actual distribution shall be made in January of each applicable year and will be in the form of shares of Common Stock issued under the Plan. If an installment distribution is elected, then the number of shares to be distributed each January will be determined by dividing the total number of shares of Deferred Restricted Stock credited to the Participant’s Deferred Restricted Stock Account at that time by the remaining number of installments, including the current installment. Alternatively, the Participant may defer the distribution of his Deferred Restricted Stock Account until his cessation of service as a Board member and receive such distribution in accordance with Section V below. The appropriate form for making a distribution election pursuant to this Section IV.B shall be provided to each Participant prior to the December 31, 2007 deadline for making such election. Such election shall be treated as an initial payment election under Section 409A of the Code in accordance with the transitional relief provided by Internal Revenue Service Notice 2006-79 and shall only have force and effect if the Participant continues in Board service through the completion of the 2007 calendar year.

V.            VESTING AND DISTRIBUTION OF SHARES.

A.            The shares of Deferred Restricted Stock credited to the Deferred Restricted Stock Account as an annual award to a New Director pursuant to Section III.A(i) or as an annual award to an Existing Director pursuant to Section III.A(ii) are fully vested at all times.

B.            The shares of Deferred Restricted Stock credited to the Deferred Restricted Stock Account as a conversion grant to an Existing Director pursuant to Section III.A(iii) have  fully vested and are no longer subject to forfeiture.

C.            The shares of Deferred Restricted Stock currently credited to the Deferred Restricted Stock Accounts as a result of the dividend equivalent rights under Section IV above are fully vested, and any new shares of Deferred Restricted Stock subsequently credited to the Participant’s Deferred Restricted Stock Account as a result of such dividend equivalent rights will also be fully vested.  All such shares resulting from the Participant’s dividend equivalent rights shall be distributed as part of the Participant’s Deferred Restricted Account in accordance with either Section  IV.B above or Section V.G below.

D.            Unless the Participant has made a special distribution election pursuant to Section IV.B, the distribution of the deferred shares of Common Stock credited to his  Deferred Restricted Stock Account (whether attributable to the annual awards made pursuant to Section III or the dividend equivalent rights provided under Section IV) shall be made or commence on the thirtieth (30th) day following the Participant’s cessation of service as a member of the Corporation’s Board of Directors or as soon as administratively practicable after such scheduled distribution date, but in no event later than the end of the calendar year in which such cessation of Board service occurs or (if later) the fifteenth (15th) day of the third (3rd) calendar month following the date of such cessation of Board service.  The distribution shall be in the form of shares of Common Stock and shall be made either in a single lump sum or in up to ten (10) annual installments, as the Participant may elect either at the time of his or her initial award of Deferred Restricted Stock hereunder or pursuant to the special distribution election described in Section V.G below.

E.             All shares of Common Stock distributed under the Program shall be drawn from the Common Stock reserved for issuance under the Plan. Accordingly, the share reserve under the Plan shall be reduced by any and all shares of Common Stock distributed under the Program.

F.             In the event any amount attributable to the Participant’s dividend equivalent rights is to be distributed before the date that amount is to be converted into shares of Deferred Restricted Stock in accordance with Section IV, that amount shall be distributed in cash.

G.            Each Participant who does not make a special distribution election under Section IV.B with respect to his Deferred Restricted Account and who will accordingly be subject to the distribution commencement date provisions of Section V.A may make a new election as to the method of distribution of his Deferred Restricted Stock Account (lump sum or up to ten (10) annual installments) in accordance with the transitional relief under Section 409A of the Code provided by Internal Revenue Service Notice 2006-79.  Such election must be made no later than December 31, 2007 and shall be treated as an initial payment election under Section 409A of the Code.  However, such election shall not change the payment date of any distribution that would otherwise be made to the Participant during the 2007 calendar year or cause a payment to be made to him under the Program during the 2007 calendar year that would otherwise be made in a later calendar year.

VI.          DEFINED TERMS.

All capitalized terms in this document, to the extent not expressly defined herein, shall have the meaning assigned to them in the Plan.

VII.         MISCELLANEOUS.

This Program and the Deferred Restricted Stock awards made hereunder are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, this Program and the Conversion Form, if applicable.